EXHIBIT 15.1



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-117241) pertaining to the Fundtech Ltd. 1997 Israeli Share Option Plan for the Employees of Fundtech Ltd., the Fundtech Ltd. 1999 Employee Option Plan, and the Fundtech Ltd. Directors' Option Plan, of our report, dated March 15, 2005, with respect to the consolidated financial statements of Fundtech Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2004.



/s/ Brightman Almagor & Co
--------------------------
BRIGHTMAN ALMAGOR & CO
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
May 26, 2005